UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under § 240.14a-12

EXXON MOBIL CORPORATION

(Name of Registrant as Specified In Its Charter)

NOT APPLICABLE

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Explanatory Note: The following contains key messages for investors related to the preliminary proxy filed on March 10th, 2026. Subsequent pages capture details of a press release, frequently asked questions, and employee communication associated with ExxonMobil’s Redomiciliation from New Jersey to Texas.

Texas Redomiciliation Proposal Talking Points

Key message: Texas, as you likely are aware, is ExxonMobil’s home. After careful evaluation, our Board has determined that aligning our legal domicile with our operational home – Texas – benefits both shareholders and the Company, all while preserving shareholder rights.

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ExxonMobil is a Texas corporation in all but name, with most senior corporate executives and all corporate functions based in the state for the last 35 years. Our global headquarters are in Texas; approximately 30% of our global employees are based in Texas. Of the company’s U.S. employees, approximately 75% work in Texas and our U.S.-based research facilities are in Texas.

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We work in a long-cycle, complex industry where legal stability and certainty are critical. We believe Texas legislators, judges, and juries that are more familiar with our business are more likely to provide legal certainty.

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Texas has been deliberate in offering businesses a predictable and common-sense regulatory environment designed to support innovation, job creation, and economic growth, strengthening shareholder value over the long-term.

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The move would in no way alter our commitment to protecting shareholder rights. The Board compared shareholders’ rights under New Jersey and Texas law and believes the economic and voting rights of shareholders are comparable, and stronger in some areas. Importantly, the Company is not adopting any elective provisions of the Texas corporate statute that could be viewed as weakening shareholder rights as compared to New Jersey law.

Press Release

ExxonMobil Board Unanimously Recommends Redomiciling the Company

from New Jersey to Texas

SPRING, Texas – Exxon Mobil Corporation today announced its Board of Directors has unanimously recommended shareholders approve changing the company’s legal domicile from New Jersey to Texas. The Board concluded that aligning ExxonMobil’s legal domicile with where its leadership and core operations have been based since 1989 will benefit shareholders.

“Over the past several years, Texas has made a noticeable effort to embrace the business community. In doing so, it has created a policy and regulatory environment that can allow the company to maximize shareholder value,” said Darren Woods, ExxonMobil chairman and chief executive officer. “Aligning our legal home with our operating home, in a state that understands our business and has a stake in the company’s success, is important.”

In making its recommendation, the Board considered Texas’ legal and regulatory environment, including its modernized business statutes and the Texas Business Court, which is designed to resolve complex disputes efficiently. When corporate decisions are challenged, Texas courts are required to apply clear, statute-based standards, which support sound decision-making.

The proposed redomiciliation will not affect business operations, management, strategy, assets, or employee locations. Nor will changing ExxonMobil’s legal domicile reduce shareholder rights. The Board determined that shareholder rights under Texas law are largely comparable to those under New Jersey law – and in some areas stronger. ExxonMobil has no plans to adopt elective provisions under Texas law that would diminish shareholder rights currently in place.

The proposed redomiciliation is detailed in ExxonMobil’s preliminary proxy statement filed today with the U.S. Securities and Exchange Commission. Shareholders will be asked to vote on the proposal at the upcoming 2026 Annual Meeting of Shareholders. Additional information about the annual meeting, including the proxy statement and voting instructions, is available at http://www.exxonmobil.com/investors and at www.sec.gov.

Editor’s Notes:

•	ExxonMobil moved its headquarters to Texas in 1989. Today, the state serves as the center of the company’s executive leadership, corporate functions, major research facilities, and U.S. workforce.

•	Approximately 30% of ExxonMobil’s global employees are located in Texas, with most remaining employees based outside the United States. Approximately 75% of the company’s U.S. employees work in Texas.

•	The company’s academic recruiting, operational footprint, and U.S. focused philanthropic efforts are also overwhelmingly centered in Texas.

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ExxonMobil’s connection to New Jersey is largely historical, dating back to the 1882 incorporation of Standard Oil of New Jersey. The company’s Board of Directors has not held a meeting in New Jersey for more than 40 years.

About ExxonMobil

ExxonMobil, one of the largest publicly traded international energy and petrochemical companies, creates solutions that improve quality of life and meet society’s evolving needs.

The corporation’s primary businesses - Upstream, Product Solutions and Low Carbon Solutions – provide products that enable modern life, including energy, chemicals, lubricants, and lower emissions technologies. ExxonMobil holds an industry-leading portfolio of resources, and is one of the largest integrated fuels, lubricants, and chemical companies in the world. ExxonMobil also owns and operates the largest CO2 pipeline network in the United States. In 2021, ExxonMobil announced Scope 1 and 2 greenhouse gas emission-reduction plans for 2030 for operated assets, compared to 2016 levels. The plans are to achieve a 20-30% reduction in corporate-wide greenhouse gas intensity; a 40-50% reduction in greenhouse gas intensity of upstream operations; a 70-80% reduction in corporate-wide methane intensity; and a 60-70% reduction in corporate-wide flaring intensity. To learn more, visit exxonmobil.com and ExxonMobil’s Advancing Climate Solutions.

Frequently Asked Questions Examples

General Messages

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ExxonMobil is a Texas corporation in all but name, with most senior corporate executives and all corporate functions based in the state for the last 35 years.

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Texas’ executive, legislative, and judicial officers are familiar with the benefits ExxonMobil brings to the state.

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Texas has become one of the largest economies in the world, in part, because it has been deliberate in passing legislation and regulation designed to support innovation, job creation and economic growth strengthening shareholder value.

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Texas courts take a predictable, statute-oriented approach to corporate affairs.

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The Texas Redomiciliation is consistent with shareholder rights. It would change our state of incorporation, but it would not alter our commitment to protecting shareholder rights. The Company is not adopting any elective provisions of the Texas corporate statute that could be viewed as weakening shareholder rights as compared to New Jersey law in connection with the Texas Redomiciliation.

Topic	Key Message

Why is ExxonMobil redomiciling from New Jersey to Texas?

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This is a commonsense decision as we’ve operated as a Texas-based company for decades. Our headquarters, our leadership, and the teams driving our core work are already here. Aligning our legal home with where decisions are actually made is a logical step that strengthens how we run the business.

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Texas provides a governance environment that better reflects how we operate today. The state offers a modern, business-oriented legal framework with clear, predictable standards that support long-term value creation. Redomiciling brings our legal structure into alignment with the way the company already functions.

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Texas lawmakers and courts have a deep understanding of our industry and the economic value it delivers. The state applies straightforward, statute-driven legal principles, and the new business court is built to address complex corporate matters. This gives directors the clarity needed to act in the company’s best interests, while maintaining strong, stable protections for shareholders.

Why do this now?

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Since 2018, we’ve been consolidating business lines and reshaping our cost and asset structure as part of a broad transformation. That work has included relocating our R&D facilities from New Jersey to Texas beginning in 2024.

Topic	Key Message

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With no major presence remaining in New Jersey and our consolidation in Texas now complete, the Board believes this is the right time to redomicile here.

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Of the company’s U.S. employees, approximately 75% work in Texas.

What will be the implications for New Jersey?

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We don’t believe there will be significant impacts to New Jersey.

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We continue to invest in our lubes plant there, and the state remains a strong place to do business.

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This move simply reflects that our headquarters and decision making are now in Texas. Redomiciling aligns our legal home with where our leadership and a majority of U.S. employees are based.

Texas has become a popular destination for a number of companies of late. Is this at all different from Tesla or Coinbase?	• The difference is that Texas is already our home. • We’ve had our headquarters here since 1989.

Will this affect shareholders’ rights or standing?

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No. We have no plans to adopt any statutory or legal provisions that would diminish shareholder rights compared to New Jersey.

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Our focus has been growing and safeguarding shareholder value. This principle guides every decision we make and is at the heart of our strategy.

How does moving to Texas increase shareholder value?

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Texas offers a business climate that encourages investment and innovation, allowing us to plan for the long term and stay competitive.

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Texas has modernized statutes, a dedicated business court, and clear, predictable legal standards.

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It’s not a single attribute - it’s the entire approach.

Your material points to Texas having a stable and predictable legal environment. Do you expect better legal outcomes in Texas Business Court?

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There’s no built-in advantage for us.

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What we do expect - and what we are already seeing - are faster resolutions and the benefit of working within a court system that has strong expertise in core areas to our business.

Topic	Key Message

Does ExxonMobil align with the Texas government’s social policies?

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This is a business decision.

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Social issues are important to many people, but those issues come and go and are not our focus.

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We are invested in the long-term and that is the predictability we seek in Texas.

Will there be opposition to this proposal?	• We can’t speculate on that. • Texas is our home, and it’s time the company legally resides here.

Employee Communication Example

What you need to know about this Proxy season

ExxonMobil has been headquartered in Texas since 1989 when we moved out from New York City. Today, our most senior executives and corporate functions are located at the Houston Campus, with the vast remainder located in other countries versus other US states.

Naturally, we want to make it official by redomiciling to Texas. To make this happen, the Board unanimously recommends that our shareholders approve this plan as part of this year’s Proxy.

What does redomiciling mean?

•	We want to cement our presence in Texas by making it a matter of law and, as a result, afford all the benefits that come with that.

What are the main benefits?

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Texas’ executive, legislative and judicial officers are aware of and value ExxonMobil’s contributions to the economy and generally have a vested interest in ensuring we, and our industry, continue playing a vital role in supporting global economic growth.

•	Texas offers businesses a common-sense regulatory environment that fosters innovation, job creation, and economic growth and helps companies maximize shareholder value.

Employee Communication Example continued Texas has been our home for more than three decades …and we’d like to make it official. Learn about our shareholder proposal on Inside ExxonMobil.

Important Additional Information Regarding Proxy Solicitation

Exxon Mobil Corporation (“ExxonMobil” or the “Company”) has filed a preliminary proxy statement and form of associated proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with its solicitation of proxies for ExxonMobil’s 2026 Annual Meeting (the “Preliminary Proxy Statement”). BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO AND ACCOMPANYING PROXY CARD WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders will be able to obtain a copy of the definitive proxy statement and other relevant documents filed by ExxonMobil free of charge from the SEC’s website, www.sec.gov. ExxonMobil’s shareholders will also be able to obtain, without charge, a copy of the definitive proxy statement and other relevant filed documents by directing a request by mail to ExxonMobil Shareholder Services at 22777 Springwoods Village Parkway, Spring, Texas 77389-1425 or at shareholderrelations@exxonmobil.com or from the investor relations section of ExxonMobil’s website, www.exxonmobil.com/investor.

ExxonMobil, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2026 Annual Meeting. Information regarding the names of ExxonMobil’s directors and executive officers and their respective interests in ExxonMobil by security holdings or otherwise is set forth in the Preliminary Proxy Statement under the heading, “Director and Executive Officer Stock Ownership,” which is available at www.sec.gov/Archives/edgar/data/34088/000119312526098908/d16317dpre14a.htm.

Forward-Looking Statements

Statements related to the benefits and effects of the proposed redomiciliation of ExxonMobil from New Jersey to Texas (the “Texas Redomiciliation”) and other statements of future events or conditions following the Texas Redomiciliation also are forward-looking statements. Actual future results or events, including future litigation; expectations related to the Texas business environment and Texas courts; potential benefits, implications, risks, costs, tax effects, costs savings or other related implications associated with the Texas Redomiciliation, the Company’s future financial position, growth opportunities and trends in the markets in which we operate; and prospects, plans and objectives of management and the Board, could differ materially due to a number of factors. These include, without limitation, legislative, regulatory, or judicial developments; unexpected costs, fees and expenses related to the Redomiciliation; the nature, cost and outcome of any litigation and other legal proceedings, including any such proceedings related to the Redomiciliation; unanticipated responses to the Redomiciliation from customers, suppliers and others with whom the Company does business; any inability to consummate the Redomiciliation within the anticipated time period, or at all, due to any reason, including the failure to obtain the necessary shareholder or regulatory approvals; and other risks identified in the Company’s annual report on Form 10-K for the year ended December 31, 2025, filed with the SEC on February 18, 2026, the preliminary proxy statement filed with the SEC on March 10, 2026, and as otherwise described or updated from time to time in ExxonMobil’s other filings with the SEC.